EXHIBIT NO. 99.14(d)



                                                                       11/13/97

             MFS ROTH INDIVIDUAL RETIREMENT ACCOUNT TRUST AGREEMENT
              (For taxable years beginning after December 31. 1997)

     This AGREEMENT (the "Agreement"), entered into as of the date of the related Application, by and between the individual whose signature appears on that Application (the "Individual") and BankBoston, N.A. (the "Trustee"),

     WITNESSES THAT:

     WHEREAS, the Individual desires to provide for retirement and for the support of beneficiaries upon death by establishing with the Trustee a Roth individual retirement account described in Section 408A of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Trustee accepts its appointment as Trustee of such individual retirement account trust (the "Roth IRA Account");

     NOW, THEREFORE, by executing the Application the Individual and the Trustee agree as follows:

     ARTICLE I CREATION OF THE ROTH IRA ACCOUNT

     The Trustee shall, in accordance with the terms of this Agreement, establish and maintain a Roth IRA Account for the exclusive benefit of the Individual and the Individual's Beneficiary. The Individual's Roth IRA Account will be established when (i) the Individual has completed and signed the Application and has mailed or delivered that Application and contribution to MFS Fund Distributors, Inc., or any successor thereto ("MFS Fund Distributors, Inc.") and (ii) the Trustee has accepted that Application and contribution. If that Application and contribution are accepted by the Trustee, the Roth IRA Account will be effective as of the date they were mailed or, if otherwise delivered, the date delivered. (If the contribution and Application are sent separately, the Roth IRA Account will be established as of the mailing or delivery date (as applicable) of the contribution or, if later, of the Application.) The Trustee shall hold in trust for the purposes hereinafter set forth, and shall manage and administer in accordance with the terms and conditions hereof, contributions to the Roth IRA Account and any income or gain therefrom. The Roth IRA Account is created and assets thereunder shall be held for the exclusive benefit of each Individual or Beneficiary.

     ARTICLE 2 REGULAR CONTRIBUTIONS

     2.1. Permitted Contributions. All regular contributions to the Roth IRA Account shall be in cash, and may be made under this Paragraph 2.1 by the Individual or the Individual's spouse (the "Spouse"). An Individual may make contributions to the Roth IRA Account even if



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the Individual has attained age 70-1/2. In general, the maximum amount that an
Individual may contribute as a regular contribution to any Roth IRA Account for any taxable year is (i) the lesser of $2,000 or 100% of the Individual's compensation, (ii) reduced by the amount of any other regular contribution for that year to any other Roth IRA or individual retirement plan under Code Section 408 ("IRA") for the benefit of the Individual. If the Individual is married, the maximum amount the higher compensated spouse may contribute for the year is the lesser of $2,000 or 100% of that spouse's compensation, and the maximum amount the lower compensated spouse may contribute is the lesser of $2,000 or 100% of that spouse's compensation plus the amount by which the higher compensated spouse's compensation exceeds the amount the higher compensated spouse contributes to his or her Roth IRA (even if one spouse has no compensation). The maximum annual contribution amount will be reduced, however, if the Individual is single and has an adjusted gross income between $95,000 and $110,000, is married filing a joint return and has an adjusted gross income between $150,000 and $160,000, or is married filing separately and has an adjusted gross income between $0 and $10,000. An Individual cannot make a contribution to a Roth IRA if that person's adjusted gross income exceeds $110,000 for single individuals, $160,000 for married individuals filing jointly, or $10,000 for married individuals filing separately. Contributions to the Roth IRA Account will not be deductible for federal income tax purposes. The Trustee may, but is under no obligation to, refuse to accept annual Roth IRA Account contributions that exceed $2,000.

         2.2. Return of Excess. To the extent that any contributions to this Roth IRA Account under Paragraph 2.1 for a taxable year constitute "excess contributions" within the meaning of Code Section 4973(f) for that year, the Individual may direct the Trustee in an appropriate written request to pay such excess, together with any net income attributable thereto, to the Individual, on or before the Individual's due date for filing his or her federal income tax return for the year (including extensions), and the Trustee will make such payment as soon as practicable after receipt of such request. If the Individual fails to withdraw excess contributions and earnings thereon as described immediately above, such excess amounts will be subject to a 6% excise tax. However, excess contributions for one year may be carried forward and treated as a contribution in the next year to the extent that the excess, when aggregated with contribution (if any) for the subsequent year, does not exceed the maximum contribution amount for that year.

         2.3. Nature of Contribution. Cash contributions may be made by wire order. However, in making a wire order contribution the Individual agrees to indemnify the Trustee, MFS Fund Distributors, Inc., and their affiliates and hold them harmless from all losses, claims, expenses and liabilities that may result from such wire order, the failure of such wire order to be received or the failure of the wire order to be received in a timely manner. In addition, the Individual understands and agrees that if a contribution is made by wire order at a time when the Individual has not established an MFS Roth IRA, no Roth IRA Account shall be established until the Application is both received and accepted by the Trustee.



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     ARTICLE 3 QUALIFIED ROLLOVER CONTRIBUTIONS

     In addition to contributions under Article 2, the Individual may contribute to the Roth IRA Account a qualified rollover contribution within the meaning of Code Section 408A(e) that is a rollover from another Roth IRA. The Individual also may contribute to the Roth IRA Account a qualified rollover contribution that is a rollover from an IRA, but only if the Individual's adjusted gross income for the taxable year does not exceed $100,000 and the Individual is not a married individual filing a separate federal income tax return. A qualified rollover contribution is defined in part as a rollover from another Roth IRA, or from an IRA, if the rollover meets the requirements of Code Section 408(d)(3). A qualified rollover contribution may be in cash or property or both, provided that the Trustee shall not accept as a rollover amount any property other than cash unless it consists of (i) "marketable securities" which in the opinion of the Trustee may be sold by it in accordance with all applicable federal securities and other laws or which the Trustee otherwise agrees to accept and retain; or (ii) an annuity contract (other than an annuity contract including a life insurance element) or endowment contract which in the opinion of the Trustee may be promptly surrendered by it to the issuer for cash. A rollover may not include certain amounts, such as the amount of any required minimum distributions. The Trustee also will accept (i) qualified rollover contributions that are transferred to it directly from another trustee or custodian, (ii) the conversion of an IRA to a Roth IRA in accordance with Code Section 408A(d)(3)(C), and (iii) the transfer, no later than the Individual's due date for filing his or her federal income tax return for a taxable year (without regard to extensions), from a traditional IRA to a Roth IRA of contributions for that year (and earnings allocable to such contributions) in accordance with Code
Section 408A(d)(3)(D), each upon receipt of documentation satisfactory to the Trustee. Any contribution by the Individual under this Article 3 shall be accompanied by a written declaration from the Individual that it is a valid rollover amount.

     ARTICLE 4 NONFORFEITABILITY

     The interest of the Individual in the balance of the Roth IRA Account shall at all times be nonforfeitable within the meaning of Code Section 408(a)(4).

     ARTICLE 5 INVESTMENT OF IRA ASSETS

     5.1. Cash Contributions. The Trustee shall apply each cash contribution to the Roth IRA Account to the purchase of MFS Fund Shares (including fractional shares carried to the third decimal place) in accordance with the Individual's written instructions.

     5.2. Contributions in Property. The Trustee shall liquidate contributions of rollover amounts to the Roth IRA Account that are in property other than cash, provided that if such property consists of or includes MFS Fund Shares the Trustee will, if so instructed by the Individual, hold such assets in the Roth IRA Account. The Trustee shall invest the proceeds from such liquidation, after deduction for all expenses and charges, including fees of the Trustee, incurred in effecting such liquidation, in accordance with the provisions of Paragraph 5.1.



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     5.3. Dividends and Other Payments. Dividends, capital gain distributions and any other cash payments attributable to MFS Fund Shares held in the Roth IRA Account shall be invested in the same shares to which such payments are attributable unless the Individual otherwise directs. If dividend or capital gain distributions are payable in MFS Fund Shares or cash, at the option of the holder, the Trustee shall elect payment in full and fractional shares.

     5.4. Change in Investment. The Individual may direct the Trustee at any time and from time to time: (i) to exchange the MFS Fund Shares held in the Roth IRA Account for other MFS Fund Shares in accordance with the then current prospectuses relating to such shares, and (ii) to liquidate any investments then held in the Roth IRA Account and invest the net proceeds in any form of investment permitted under this Article 5.

     5.5. Prohibited Investments. No part of the Roth IRA Account assets shall be invested in life insurance contracts or in collectibles (within the meaning of Code Section 408(m) and the Regulations thereunder); nor may the assets of the Roth IRA Account be commingled with other property except in a common trust fund or a common investment fund (within the meaning of Code Section 408(a)(5)).

     ARTICLE 6 DISTRIBUTIONS

     6.1. Early Distributions. The Individual may elect to withdraw all or any part of the assets held in the Roth IRA Account at any time and from time to time, upon written notice to the Trustee, provided that such written notice (i) shall include a declaration of the Individual's intention as to the proposed use of any distribution that occurs prior to his attainment of age 59-1/2 other than on account of death or disability (as defined in Code Section 72(m)(7)), (ii) shall include a statement of whether such distribution should be treated as a "qualified distribution" that is not includable in gross income under Code
Section 408A(d), and (iii) shall be accompanied by a written election with respect to federal income tax withholding.

     6.2. Forms of Distribution. The Individual may, by providing written distribution instructions and such other documentation as the Trustee may reasonably require, elect to receive distributions from the Roth IRA Account in any of the following forms:

          (a)  a single payment;

          (b) monthly, quarterly, semiannual or annual payments made over a certain period specified by the Individual which does not extend beyond (i) the Individual's life expectancy, or (ii) the joint life and last survivor expectancy of the Individual and his or her Beneficiary.

     Whenever an Individual elects to receive a distribution, the Individual shall also specify in the distribution instructions whether the distribution is to be made in cash or in MFS Fund Shares.




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     Even if the Individual has begun to receive distributions pursuant to one of the above options, the Individual may at any time direct the Trustee to distribute all or any portion of the balance of the Roth IRA Account.

     6.3. Required Distributions after Death.

          (a) Minimum Distribution Requirements. Upon the death of an Individual, the distribution of the Individual's interest in the Roth IRA Account shall be made in accordance with Code Section 408(a)(6) and the minimum distribution requirements of Code Section 401(a)(9), except that subparagraph
(A) of Section 401(a)(9) and the incidental death benefit requirements of Code
Section 401(a) shall not apply. The relevant provisions of Code Section 408(a)(6) and 401(a)(9) and regulations thereunder relating to such provisions are incorporated herein by this reference. In general, the minimum distribution requirements under Code Section 401(a)(9)(B) applicable upon the death of the Individual provide that if the Individual dies on or after the date payments are deemed to have begun, the Individual's entire Account balance must be distributed to the Individual's designated Beneficiary at least as rapidly as under the method of distribution in effect on the Individual's date of death, or, if more rapid, over a period that does not exceed the life expectancy of the Individual or the joint life expectancy of the Individual and the Beneficiary. If the Individual dies before the date payments from the Account are deemed to have begun, the general rule is that the Individual's entire Account balance must be distributed in a lump sum or installments on or before December 31 of the calendar year during which the fifth anniversary of the date of the Individual's death occurs. However, if the balance of the Individual's Account is payable to a designated Beneficiary, the designated Beneficiary may elect that the amount be paid in substantially equal installments over a fixed period not exceeding the designated Beneficiary's life expectancy beginning no later than December 31 of the calendar year immediately following the calendar year in which the Individual dies. However, if the Individual's Spouse is the designated Beneficiary, such a distribution need not commence until December 31 of the calendar year during which the Individual would have reached age 70-1/2 had the Individual survived. Alternatively, if the Individual's designated Beneficiary is his or her Spouse, the Spouse may elect to treat the Account as his or her own. If the Individual's designated Beneficiary makes no election, the five year rule described above is to be applied.

          (b) Life Expectancy. Life expectancy must be determined by using the expected return multiples specified in Tables V and VI of Treasury Regulation
Section 1.72-9. Such multiples shall be applied by using the Individual's or the Beneficiary's age at the nearest birthday or if determination is made as of age 70-1/2, by using age 70. The life expectancy of the Individual's Spouse, if the Spouse is the designated Beneficiary, may be redetermined once annually. The surviving Spouse must make an irrevocable written election to have life expectancy redetermined; if no election is made, life expectancy will not be redetermined. The life expectancy of a non-spouse Beneficiary shall not be redetermined. If life expectancy is not annually redetermined, the life expectancy used for the first year of distribution will be reduced by one for each year thereafter.



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          6.4. Return of Excess. Notwithstanding anything to the contrary contained in this Agreement, the Trustee shall distribute excess contributions, and net income thereon, in accordance with section 2.2 upon receipt of an appropriate written request from the Individual.

          ARTICLE 7 AMENDMENT AND TERMINATION

          7.1. Amendment. This Agreement may be amended by written instrument signed by the Trustee and by the Individual, or by the Trustee and the Beneficiary of the Individual if such Beneficiary is then receiving benefits under Paragraph 6.3. In addition, the Individual hereby delegates to MFS Fund Distributors, Inc. the power to amend this Agreement on behalf of the Individual or Beneficiary. MFS Fund Distributors, Inc. shall notify the Individual or Beneficiary of any such amendment. The Individual or Beneficiary shall be deemed to have consented to any such amendment if he or she fails to object thereto within 30 calendar days from the date such notice is mailed.

          7.2. Termination. This Agreement shall terminate upon the complete distribution of the assets held in the Roth IRA Account or in the event that a determination is made by the Internal Revenue Service that the Roth IRA Account does not qualify as a Roth individual retirement account within the meaning of Code Section 408A. In the event the Roth IRA Account is terminated, the balance in the Roth IRA Account shall be distributed to the Individual or to the Beneficiary, as the case may be.

          ARTICLE 8 TRUSTEE

          8.1. Communications to Trustee. All notices, requests, directions, instructions and other communications to the Trustee shall be in writing, and in such form as the Trustee may from time to time prescribe; the Trustee shall be entitled to rely on any such communication believed by it to be genuine or properly given and shall have no duty of inquiry with respect to any of the matters stated therein or the consequences to the Individual or Beneficiary thereof, and shall be fully protected in acting or omitting to take any action in reliance upon any such communication.

          8.2. Voting. MFS Fund Shares held in the Roth IRA Account shall be voted by, or in accordance with the instructions of, the Individual or Beneficiary. The Trustee shall deliver, or cause to be delivered, to the Individual or to the Beneficiary if the Beneficiary is then receiving benefits under Paragraph 6.3, all notices, financial statements, prospectuses, contracts, proxies and proxy materials relating to the MFS Fund Shares in the Roth IRA Account. The Trustee shall vote MFS Fund Shares held in the Roth IRA Account in accordance with proper voting instructions from the Individual or Beneficiary. Absent such instructions the Trustee is hereby directed to and shall vote such MFS Fund Shares for or against any proposition in the same proportion as all MFS Fund Shares of the relevant MFS Fund for which instructions have been received.

          8.3. Powers of Trustee. Except as otherwise limited under the terms of this Agreement, the Trustee shall have the power and authority in the administration of the Roth IRA Account to do all acts, to execute and deliver all instruments and to exercise for the sole benefit of the Individual



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and his Beneficiary any and all powers which would be lawful were it in its own right the actual owner of the property held, including by way of illustration, but not in limitation of the powers conferred by law, the following:

          (a)  To sell or exchange any part of the assets of the Roth IRA
               Account;

          (b) To register any asset held by the Trustee in its own name, or in nominee or bearer form that will pass by delivery;

          (c) To consent to or participate in dissolutions, reorganization, mergers, sales, transfers or other changes in securities held by the Trustee, and in such connection to delegate the Trustee's powers and to pay assessments, subscriptions, and other charges;

          (d) To make distributions from the Roth IRA Account in cash or in kind pursuant to the provisions of the Agreement; and

          (e) To invest and reinvest all or a part of the contributions made to the Roth IRA Account and dividends, capital gain distributions or any other income thereon in MFS Fund Shares (including fractional shares carried to the third decimal place) and to retain such Shares without any duty of further diversification.

     8.4. Compensation and Expenses. The Trustee shall receive such compensation for its services hereunder as may be agreed upon from time to time by the Trustee and the Individual, or by the Trustee and the Beneficiary of the Individual if the Beneficiary is then receiving benefits under Paragraph 6.3. The Application contains a statement of the Trustee's compensation. MFS Fund Distributors, Inc. is hereby delegated the power to agree to such compensation on behalf of the Individual or Beneficiary, provided that after at least 30 days' notice to the Individual or Beneficiary of any increase in compensation, no objection shall have been made thereto. Any compensation of the Trustee, and any expenses, liabilities or other charges incurred by the Trustee in the administration of the Roth IRA Account, shall be paid from the Roth IRA Account unless paid by the Individual. In addition, the Trustee may, upon such terms and conditions (including without limitation receipt of such documentation) as the Trustee deems necessary, agree to pay directly from the Roth IRA Account certain advisory or other similar fees at the written direction of the Individual or Beneficiary, or his or her designee.

     8.5. Resignation and Removal. The Trustee may resign at any time upon notice in writing to MFS Fund Distributors, Inc. and may be removed by MFS Fund Distributors, Inc. at any time upon notice in writing to the Trustee. Any such notice of resignation or removal shall take effect on the date specified therein, which shall not be less than 30 days after the delivery thereof, unless such notice shall be waived by the party entitled to the notice. Upon such resignation or removal, MFS Fund Distributors, Inc. shall appoint a successor trustee, which successor shall be a "bank" (as defined in Code Section 408(n)) or such other person who has demonstrated to the satisfaction of the Commissioner of Internal Revenue that he will administer the trust in a manner


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consistent with the law. In the event that MFS Fund Distributors, Inc. exercises this power, the Individual or Beneficiary, if such Beneficiary is then receiving benefits under Paragraph 6.3, shall be deemed to have consented to such change of Trustee if no objection is received by MFS Fund Distributors, Inc. within 30 days after the Individual or Beneficiary receives written notice of the change. If within 30 days after the Trustee's resignation or removal MFS Fund Distributors, Inc. has not appointed a successor trustee that has accepted such appointment, the Trustee may apply to a court of competent jurisdiction for appointment of a successor trustee.

         Upon receipt by the Trustee of written acceptance of appointment by the successor trustee, the Trustee shall transfer and pay over to such successor the assets of the Roth IRA Account and all records pertaining thereto. The Trustee is authorized, however, to reserve such sum of money as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for payment of any other liabilities constituting a charge on or against the assets of the Roth IRA Account or on or against the Trustee. Any balance remaining after payment of such items shall be paid over to the successor trustee. The successor trustee shall thereafter be deemed to be the Trustee under this Agreement.

         If a new sponsor is used as a successor trustee, then the new sponsor cannot rely upon the opinion letter issued to MFS Fund Distributors, Inc.

          8.6. Failure to Consent. If the Individual or Beneficiary does not consent to an appointment of a successor trustee, a change in the Trustee's compensation, or an amendment to this Agreement made or agreed to by MFS Fund Distributors, Inc., this Agreement shall be deemed amended by the Individual or Beneficiary, with the result that MFS Fund Distributors, Inc. shall cease to be the sponsor of this Agreement and there will be no further reliance on the opinion letter issued by the Internal Revenue Service to MFS Fund Distributors, Inc. Further, the Trustee shall notify the Individual or Beneficiary as soon as possible following such objection of its resignation as trustee of this Roth IRA Account as of the thirtieth day following the date of such notice. If within thirty (30) days from the date of such notice the Individual or Beneficiary fails to appoint a new trustee or take other appropriate action with respect to the Roth IRA Account, the Individual or Beneficiary directs the Trustee to distribute all assets held under the Roth IRA Account in a lump sum as soon as administratively reasonable after the close of said thirty day period.

     ARTICLE 9 RETURNS AND REPORTS


     9.1. Annual Accounting. The Trustee and/or its nominee shall mail to the Individual, or to the Beneficiary if such Beneficiary is then receiving benefits under Paragraph 6.3, at least once during each calendar year, a report concerning the status of an Individual's Roth IRA Account including statements of all transactions in the Roth IRA Account during the preceding calendar year, and statements showing the value of each asset held in the Roth IRA Account as of December 31 of such preceding year. The Individual or Beneficiary should give the Trustee written notice of any exception or objection to the annual accounting within 60 days after it is so mailed.




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     9.2. Notice. The annual accounting referred to in Paragraph 9.1 hereof, and all other notices from the Trustee hereunder shall be mailed to the Individual's address appearing on the Application or to such other address as the Individual, or the Individual's Beneficiary if such Beneficiary is then receiving benefits under Paragraph 6.3, has notified the Trustee in writing for this purpose.

     9.3. Filing of Returns and Reports. The Trustee shall file such returns or reports with respect to the Roth IRA Account as are required to be filed by it under the Code and regulations thereunder, including reports required under Code
Section 408(i), or by the Department of Labor or the Department of Treasury, and the Individual or Beneficiary shall provide the Trustee with such information as it may require to file such reports.

     ARTICLE 10 ADDITIONAL DEFINITIONS

     As used herein:

          (a) "Beneficiary" shall mean the person or persons currently designated by the Individual (including individuals, trusts, estates, partnerships, corporations, associations, charitable or educational organizations or other similar entities), or by his Beneficiary if such Beneficiary is then receiving benefits under Paragraph 6.3, as the Beneficiary or Beneficiaries on the form provided for this purpose by the Trustee or, if no such Beneficiary has been designated or is alive at the time of distribution, the executor or other legal representative of the Individual (or his Beneficiary). The initial Beneficiary shall be the person or persons designated as such on the Application. Where there is more than one Beneficiary designated, distributions from the Roth IRA Account shall be made pro rata among those Beneficiaries who are alive at the time of the distribution, unless specified otherwise in the designation form.

          (b) "MFS Fund Shares" means shares of any regulated investment company or companies within the meaning of Code Section 851(a) as may be designated by MFS Fund Distributors, Inc.

          (c)  "Marketable Securities" shall mean:

               (i) shares of regulated investment companies registered under the Investment Company Act of 1940, as amended; (ii) securities that are traded on a national securities exchange or listed for trading on a national quotation service; and
                    (iii) such other securities as the Trustee, in its discretion, deems to be marketable securities.

     Masculine words will be read and construed in the feminine where required by the context.


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     ARTICLE 11 MISCELLANEOUS

     This Roth IRA Account is established with the intent that it qualify as a Roth Individual Retirement Account under Code Section 408A, and the provisions hereof shall be construed in accordance with such intent. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, to the extent not superseded by federal law.

     This Roth IRA Account is intended to be a prototype Roth individual retirement account trust designed to meet the requirements imposed upon prototype Roth individual retirement accounts. MFS will submit this Roth IRA Account to the National Office of the Internal Revenue Service (IRS) for an Opinion Letter as soon as practicable after the IRS announces the procedures for Opinion Letter applications for prototype Roth individual retirement account trusts. MFS will provide to the Individual or Beneficiary a copy of such Opinion Letter once it has been received.


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                                                                        11/19/97

                        MFS ROTH IRA DISCLOSURE STATEMENT
                        ---------------------------------
             (For taxable years beginning after December 31, 1997)

     The following information is being provided to you by BankBoston, N.A. (the "Trustee") in accordance with the requirements of the Internal Revenue Code of 1986 and regulations thereunder, as amended (the "Code"). This Statement should be read in conjunction with the MFS Roth IRA Agreement and Application (collectively, the "Agreement"), and the prospectus for each investment option you have selected. The provisions of the Agreement and prospectus(es) must prevail over this Statement in any instance where this Statement is incomplete or unclear.

     This Statement summarizes the requirements for establishing an MFS Roth IRA and provisions of federal tax law applicable to Roth IRAs. The state tax treatment of your Roth IRA may be different; state tax information should be available from your state taxing authority or your own tax adviser.

     RIGHT TO REVOKE

     You may revoke your Roth IRA for any reason within seven calendar days after the date you signed the Application by mailing or delivering a written request that your Roth IRA be revoked to:

                  MFS Service Center, Inc.
                  P.O. Box 2281
                  Boston, MA  02107-9906

     If you revoke your Roth IRA, the entire amount of your contribution, without adjustment for items such as administrative expenses, fees, interest, or fluctuation in market value, will be returned to you. If you have any questions concerning this revocation procedure you may phone MFS at 1-800-637-1255.

     CONTRIBUTIONS

     Who Can Contribute.

     In general, an individual may contribute to a Roth IRA for a calendar year as long as the individual or the individual's spouse receives compensation for the performance of services, including earned income from self-employment, during that calendar year. An individual cannot make a contribution to a Roth IRA if that person's adjusted gross income exceeds $110,000 for single individuals, $160,000 for married individuals filing jointly, and $10,000 for married individuals filing separately. Contributions to a Roth IRA may be made regardless of an individual's age. Rollover contributions can be made to a Roth IRA but certain restrictions apply. An individual can contribute to a Roth IRA even if he or she is an active participant in an employer plan.


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


     11.1. Regular Roth IRA. The maximum contribution that can be made to an individual's regular Roth IRA for any calendar year is the lesser of (i) $2,000 or (ii) the compensation the individual earns for the year. If you are married and file a joint federal income tax return, each of you may establish your own regular Roth IRA. The maximum amount the higher compensated spouse may contribute for the year is the lesser of $2,000 or 100% of that spouse's compensation, and the maximum amount the lower compensated spouse may contribute is the lesser of $2,000 or 100% of that spouse's compensation plus the amount by which the higher compensated spouse's compensation exceeds the amount the higher compensated spouse contributes to his or her Roth IRA (even if one spouse has no compensation). If you are divorced, all taxable alimony you receive under a decree of divorce or separate maintenance will be treated as compensation. However, the maximum annual contribution amount will be phased out if the individual is single and has an adjusted gross income between $95,000 and $110,000, is married filing a joint return and has an adjusted gross income between $150,000 and $160,000, or is married filing separately and has an adjusted gross income between $0 and $10,000. No amount you contribute to a Roth IRA will be deductible for federal income tax purposes. The maximum annual amount you may contribute to a Roth IRA must be reduced by any amount you contribute to an IRA established under Code Section 408 (a "traditional IRA") or to any other Roth IRA for that year.

     11.2. Rollovers. You may roll over into a Roth IRA a distribution from another Roth IRA. You may make a rollover contribution from a traditional IRA to a Roth IRA only if your adjusted gross income for the year in which the rollover occurs does not exceed $100,000 and you are not a married individual filing a separate federal income tax return. Any amount rolled over from a traditional IRA to a Roth IRA will be includable in income in the year the rollover is made in accordance with the traditional IRA tax rules, except that amounts rolled over on or before December 31, 1998 will be includable in income ratably over a four-year period. Under the IRA tax rules, you will be taxed on the amount rolled over from a traditional IRA to a Roth IRA to the extent that the amount rolled over represents deductible contributions made to your traditional IRA and earnings on any amount contributed to your traditional IRA. The amount rolled over will not be subject to the 10% excise tax on premature distributions. Alternatively, you may convert a traditional IRA to a Roth IRA in accordance with Code Section 408A(d)(3)(C); such a conversion will be treated as a rollover. In addition, you may, no later than the due date for filing your federal income tax return for a taxable year (without regard to extensions), transfer from a traditional IRA to a Roth IRA contributions made for that year to the traditional IRA (and earnings allocable to such contributions), in which case none of the amount so transferred will be includible in your income to the extent the amount transferred was not deductible.

     The MFS Roth IRA trustee will accept rollovers, direct rollovers, or amounts that are transferred directly to it from the trustee or custodian of a Roth IRA or a traditional IRA, as long as all applicable requirements are met. You also may roll over or transfer the amounts held in your MFS Roth IRA into another Roth IRA. However, rollovers from one Roth IRA to another may only be made once during any twelve month period. There is no limit on the dollar amount of a rollover contribution to a Roth IRA. Strict limitations apply to rollovers; although it is possible that the Trustee or MFS may provide you with general information concerning rollovers, you should seek competent tax advice from your own adviser in order to comply with all of the rules governing rollovers.

     You may make a contribution to your Roth IRA for any calendar year beginning after December 31, 1997 up to the due date for filing your federal income tax return (excluding extensions) for that year. If you do not specify the year for which your contribution is being made, it will be deemed to be made for the year in which it is actually made.

 Nature and Investment.

     Contributions other than rollover contributions must be made in cash. Rollover contributions can be made either in cash or in other assets held in the account from which the rollover is being made. However, a Roth IRA cannot be invested in life insurance or collectibles, nor may Roth IRA assets be commingled with other property except in a common trust fund or common investment fund. There are also several other restrictions on the use of Roth IRA assets described in "OTHER TAX CONSIDERATIONS" below. The assets in your Roth IRA will be invested as you direct in MFS Fund Shares available for investment from time to time under the terms of your MFS Roth IRA. You should read all information (e.g., prospectuses) about the permissible investments that must be provided to you, so that you can make an informed investment decision. All fees and other charges that must be paid from Roth IRA assets in connection with each investment and the method for computing and allocating earnings for each investment is described in such informational materials. Growth in the value of your account invested in MFS Fund Shares cannot be guaranteed or projected.

     Your interest in your Roth IRA is at all times nonforfeitable. Your Roth IRA is established for the exclusive benefit of you and your beneficiaries.


     Contributions you make to your Roth IRA will not be deductible for federal income tax purposes.

     DISTRIBUTIONS

     You may withdraw any or all of your Roth IRA account at any time upon written application to the Trustee in suitable form. However, if you make withdrawals from your Roth IRA, a 10% excise tax will be imposed on the amount of the distribution includible in your gross income unless the distribution is:

          (a) For one of the qualified purposes described in Paragraph 4 below (but without the five year holding period).

          (b)  An exempt withdrawal of an excess contribution (discussed below).

          (c)  Rolled over in accordance with Code requirements.

          (d) One of a series of substantially equal periodic payments paid not less frequently than annually for your life or life expectancy or for the joint lives or joint life expectancies of you and your beneficiary.

          (e) A transfer to another Roth IRA pursuant to a decree of divorce or separate maintenance or a written instrument incident to such a decree.

          (f) Used to pay qualified higher education expenses. Qualified higher education expenses are tuition, fees, books, supplies, and equipment required for the enrollment or attendance at an eligible educational institution of the Roth IRA account holder, the account holder's spouse, or the child or grandchild of the account holder or the account holder's spouse. The amount of these expenses is reduced by any amount excludible from income under the rules relating to education savings bonds.

          (g) Used to pay certain medical care expenses. These are medical expenses that can be deducted as medical expenses on your income tax return as itemized deductions (to the extent such expenses exceed 7.5% of adjusted gross income), whether or not you actually itemize deductions for that year.

          (h) Made to an individual after he or she has received 12 consecutive weeks of unemployment compensation. These are distributions to a Roth IRA account holder who has received unemployment compensation for at least 12 weeks under federal or state law and the distributions are made during the taxable year during which that unemployment compensation is paid or the next taxable year. A self-employed individual is treated as meeting the requirements for unemployment compensation if the individual would have received such compensation if he or she had not been self-employed.

     2.1. Form of Distribution. You may elect to receive distributions from your Roth IRA in the following forms:

          (a)  A lump-sum payment of all or any portion of your account;

          (b) Monthly, quarterly, semiannual or annual payments over a specified period that does not extend beyond (i) your life expectancy or (ii) the joint life and last survivor expectancy of you and your designated beneficiary.

Even if you have begun receiving distributions in accordance with (2) above, you can at any time direct that all or any portion of the balance of your Roth IRA be distributed to you.

During your lifetime, you are not required to begin receiving distributions at any specified age or in any specific amount from your Roth IRA.

     2.2. On Death. The minimum distribution rules of Code Section 401(a)(9)(B) apply to the distribution of amounts remaining credited to your Roth IRA account after your death. It is unclear, pending further guidance from the IRS, exactly how these rules will apply to Roth

IRAs. However, in general those minimum distribution rules require that if you die on or after the date payments are deemed to have begun, the entire remaining account balance must be distributed to your designated beneficiary at least as rapidly as under the method of distribution in effect on your date of death, or, if more rapid, over a period that does not exceed your life expectancy or the joint life expectancy of you and your beneficiary, such life expectancy to be determined based on the expected return multiple tables shown in IRS Publication
590. Further, those rules provide that if you die before the date payments are deemed to have begun, the general rule is that the entire remaining account balance must be distributed in a lump sum or installments on or before December 31 of the calendar year during which the fifth anniversary of the date of your death occurs. However, if the balance of your account is payable to your designated beneficiary, your designated beneficiary may elect that the amount be paid in substantially equal installments over a fixed period not exceeding the designated beneficiary's life expectancy beginning no later than December 31 of the calendar year immediately following the calendar year in which you died. Further, those rules provide that if your spouse is your designated beneficiary, such a distribution need not commence until December 31 of the calendar year during which you would have reached age 70-1/2 had you survived. Alternatively, if your designated beneficiary is your spouse, he or she may elect to treat the account as his or her own. If your designated beneficiary makes no election, the five year rule described above is to be applied.

     If the amount distributed from your Roth IRA in any year is less than the minimum amount required to be distributed after your death (see paragraph 2(b) above), your beneficiary will be subject to a 50% excise tax on the difference between the amount required to be distributed and the amount actually distributed. It is the Roth IRA holder's responsibility to seek assistance from a tax adviser, to calculate minimum distribution amounts, and to direct the Trustee, in writing, as to the amount and method of distribution desired.

     Distributions from your Roth IRA that represent a return of your contributions are not taxable. To the extent that your Roth IRA contains contributions and earnings, all distributions will be treated as a return of your contributions until all contributions have been distributed. Only then will distributions be treated as distributions of earnings. Distributions of earnings will be taxed as ordinary income in the year they are received unless they are "qualified distributions," as discussed below. Roth IRA distributions do not qualify for capital gain treatment.

     A distribution from a Roth IRA will be a qualified distribution, and therefore not taxable upon distribution, if:

          (a) Five year holding period. The distribution is made after the five-year taxable period beginning with the taxable year in which you first contributed to your Roth IRA; and

          (b) Qualified Purpose. The distribution is:

               (1)  Age 59-1/2. Made on or after the date you attain age 59-1/2;

               (2) Death. Made to a beneficiary or estate on or after your death;

               (3)  Disability. Attributable to your being disabled; or

               (4) First-time Homebuyer Expenses. Used within 120 days of the date the distribution is received to pay first-time homebuyer expenses. First-time homebuyer expenses, in general, include the costs of acquiring, constructing, or reconstructing an individual's principal residence, subject to a lifetime dollar limit of $10,000, as long as the individual for whom the expenses are paid did not own a principal residence for the two prior years. The expenses can be used for the expenses of the Roth IRA account holder, the account holder's spouse, or any child, grandchild or ancestor of the account holder or the account holder's spouse.

     OTHER TAX CONSIDERATIONS


     If the amount of your Roth IRA contributions for a year exceeds the maximum permissible contribution, the excess contribution amount will be subject to a 6% excise tax. However, the 6% excise tax will not be imposed if you withdraw the excess contribution and any earnings on it on or before the due date for filing your federal income tax return for the year (including extensions). The amount of the excess contribution withdrawn will not be considered a premature distribution nor taxed as ordinary income, but the earnings withdrawn will be taxable income to you. Alternatively, excess contributions for one year may be carried forward and treated as a contribution in the next year to the extent that the excess, when aggregated with your Roth IRA contribution (if any) for the subsequent year, does not exceed the maximum contribution amount for that year. The 6% excise tax will be imposed on excess contributions in each year they are neither returned nor within the permitted contribution limit.

     If you or your beneficiary engage in any transaction prohibited by Code
Section 4975 (such as any sale, exchange or leasing of any property or extension of credit between you and the account), the account will lose its tax exemption and the entire balance of the account will be treated as having been distributed to you as of the first day of the calendar year in which the transaction occurs. This distribution will be taxable as ordinary income and, if you are under age 59-1/2 at the time, will also be subject to the 10% excise tax on premature distributions.

     If you or your beneficiary use all or any part of your Roth IRA assets as security for a loan, the portion so used will be treated as having been distributed, and will be taxable as ordinary income and, if you are under age 59-1/2 at the time, may also be subject to the 10% excise tax on premature distributions.

     If you elect during your lifetime to have all or any part of your Roth IRA payable to a beneficiary upon your death, the election will not subject you to any gift tax liability.

     Federal income tax will be withheld from any taxable distributions you receive from a Roth IRA unless you elect not to have taxes withheld. Such an election must be in writing; election forms are available from MFS Service Center, Inc.

     Contributions to a Roth IRA are includible in taxable income for federal income tax purposes, and therefore must be reported on Form 1040 or 1040A. In addition, a Form 5329 must be filed for any year in which there is an excess contribution to, premature distribution from, or insufficient distribution from your Roth IRA. Further information about federal tax reporting can be obtained from any district office of the Internal Revenue Service.

     This Roth IRA Account is intended to be a prototype Roth individual retirement account trust designed to meet the requirements of Code Section 408A. This Roth IRA Account is based on the form of prototype traditional IRA trust sponsored by MFS Fund Distributors, Inc. that was last approved by the Internal Revenue Service (IRS) in Opinion Letter Serial No. D189707a dated April 24, 1995. MFS Fund Distributors, Inc. will submit this Roth IRA Account to the IRS for an Opinion Letter as soon as practicable after the IRS announces the procedures for Opinion Letter Applications for prototype Roth individual retirement accounts. MFS Fund Distributors, Inc.

will provide to the Individual or Beneficiary a copy of such Opinion Letter once it has been received.

     You may obtain further information concerning your Roth IRA from any district office of the Internal Revenue Service, or you may contact MFS at 1-800-637-1255.

     NOTE: Although MFS may provide general information concerning your MFS Roth IRA, MFS does not provide tax or other financial, legal or technical advice. You are urged to contact your own adviser for such guidance.